Exhibit 10.28

5 Westbrook Corporate Center

Westchester, IL 60154

PERSONAL & CONFIDENTIAL

September 30, 2015

International Transfer: Martin Sonntag

Germany to USA

Dear Martin:

On behalf of Ingredion Incorporated (the “Company”), we are pleased to confirm the terms and conditions of your transfer from Germany to the US as Senior Vice President, Strategy & Global Business Development. The effective date of this new position is November 1, 2015. Your transfer to the US will be completed in January, 2016. The terms and conditions will take effect from the start of your transfer from Ingredion Germany GmbH to Ingredion, Incorporated, and are subject to obtaining the necessary work permit for you to be eligible to start work in the United States.

The administrative arrangements and allowances to assist you in your transfer to the United States are set out in the Schedule attached to this letter. Upon transfer, you will be required to comply with the laws of the United States and follow the rules and practices of Company.

1.              IDENTITY OF EMPLOYER

Upon start, which shall be subject to your resignation from employment with Ingredion Germany GmbH, your employment will be transferred to Ingredion Incorporated, USA.  All years of service with the Company in your employment relationship with Ingredion Germany GmbH will be honored upon transfer.  Please sign and return to Andrea Poehnl one original of the resignation confirmation attached here as Schedule I, pursuant to which you resign from your employment with Ingredion Germany GmbH as of December 31, 2015.

2.              REMUNERATION

Details of your base salary and provision for the payment of all taxes are set out in Schedule II.

3.              CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS AND CONTINUING PROVISIONS

3.1       Please be advised that the terms and conditions of this offer remain contingent upon your agreement to the Restrictive Covenants contained in the form of Executive Severance Agreement provided by the Company, the terms and conditions of which shall be deemed incorporated herein by reference, but which shall survive termination of your employment in accordance with its terms.

4.              ALLOWANCES

4.1       All of the allowances associated with your transfer to assist you in resettlement are set out in Schedule II.

5.              LOCAL WORKING RULES AND PRACTICES

5.1       Upon transfer, you will be required to observe the working rules and practices of the Company in force and as amended from time to time. Details of all rules and practices that are applicable to you will be provided by the Corporate HR Department.

5.2          If there is any conflict between a provision of this letter and/or the Schedule and the local working rules and practices of the Company, the terms of this letter and the Schedule shall apply.

6.              TERMINATION

6.1       You and the Company may terminate your employment with the Company in accordance with the terms and conditions of your employment with the Company. You will be eligible for an Executive Severance Agreement with payment of 3 times your base salary in the event of a change in control, or one times your base salary in the event of an involuntary termination (for reasons other than ‘cause’).

7.              GOVERNING LAW

This letter and all Schedules will be governed by and construed in accordance with the laws of the United States, and you agree that the courts of the United States will have exclusive jurisdiction.

8.              ACCEPTANCE

If you are in agreement with the terms set out above and the provisions in both Schedules please sign and return this letter and Schedule I, and initial Schedule II.  This will indicate your agreement to and acceptance of the terms of this letter and the Schedule and will amend the terms and conditions of your employment with the Company.

Sincerely,

/s/ Ilene S. Gordon
Ilene S. Gordon
Chairman, President and Chief Executive Officer

To accept this offer, please sign below and initial each page.

I accept the terms and conditions set out above and in the attached Schedules. I agree that these provisions amend the terms and conditions of my transfer with the Company.

Signed	/s/ Martin Sonntag

Date	10/22/2015

cc:                                Diane Frisch

Attachments:                      Schedule I

Schedule II

SCHEDULE 1

ATTN: Andrea Poehnl, Director, Human Resources

Ingredion Germany GmbH

Hamburg, Germany

RE: Resignation from Ingredion GmbH

Dear Andrea,

I hereby resign from my employment with Ingredion Germany GmbH as of December 31, 2015.

Yours sincerely,

Martin Sonntag

Place, Date

M. Sonntag

SCHEDULE II

Administrative Arrangements and Allowances

1.              LOCATION

Upon relocation, your employment will be transferred from Ingredion Germany GmbH to Ingredion Incorporated based in Westchester, IL.

2.              REMUNERATION

Your new salary will be effective November 1, 2015 in the amount of 380,000USD gross per annum and is inclusive of your 2016 merit increase. Effective January 1, 2016, your salary will be paid through US payroll, and delivered on a semi-monthly basis. Your base salary will next be reviewed in February, 2017.

3.              OTHER BENEFITS

3.1       Short Term Incentive Plan

You will participate in the short term incentive plan and your targets will be aligned with Ingredion Total Company business performance. The bonus award will be calculated based on the Company’s target award. Any such payments will be made to you after deductions for tax at US statutory rates. Any benefits arising under this plan will be based on your Salary at the end of the short term incentive plan review period. The target award will be 65% of your Salary and will take effect on November 1, 2015.

3.2       Long Term Incentive Plan

Based on the level of this position, you will continue to be eligible to participate in Ingredion’s Long-term Incentive program. The target level of your grant in February 2016 will be $350,000. All future awards granted as an eligible participant of this program are based on performance.

3.3       Retirement

You will be eligible to participate in Ingredion’s 401(k) plan as of January 1, 2016, and any payments and deductions linked to your retirement will be paid or deducted through the Company payroll unless otherwise stated in this Letter and/or Schedule.

4.              TAXATION

4.1       Taxation

You will be responsible for complying with any and all applicable income tax regulations in the United States and in any other countries where you are required to pay taxes as a result of your transfer.  During the transfer period, required income tax returns will be prepared by the Company’s designated tax services provider (currently Deloitte Tax LLP) at the Company’s expense.  If you choose to use the services of another provider for tax matters, this will be at your own expense, and you will no longer be provided with tax equalized benefits.

Representatives of the Company’s dedicated tax services provider will conduct meetings with you to ensure your familiarity with your home and host country’s tax requirements as well as your responsibilities in the tax filing process.  Should you choose to utilize the Company’s designated tax provider, you must furnish all information necessary to complete your income tax returns on a timely basis so that you and the company meet relevant fiscal and statutory regulations.  Any additional costs incurred due to information you provide which is incomplete, inaccurate, or not provided on a timely basis will be passed on to you.

The company will pay for advice in relation to general circumstances required for the preparation of your Ingredion Germany GmbH and Ingredion Incorporated country income tax returns and other matters related to your relocation, but if you have personal assets or investments which may materially affect your position, then such costs of advice on these matters will generally be your responsibility.

The Company will pay for extension filings relating to tax years of your trailing employment in Germany, if applicable as well as responses to notices received in relation to Ingredion compensation or tax positions related to your transfer to the US.

4.2       Tax — Responsibility — Regular and Incentive Compensation

While the company will provide assistance with the preparation of your returns, unless otherwise noted, you will be personally responsible for your actual income and social tax liabilities arising on your base salary and personal income (i.e. Ingredion Incorporated Federal, State, Medicare and social taxes, trailing Ingredion Germany GmbH country income and social taxes as well as any other actual local tax liabilities).

You will be responsible for any actual taxes (income, social and any other local taxes) which arise on short and long term incentive compensation you may receive.  This may include taxes due from your former country of residence.  However, to the extent there is double taxation of this income, the Company will tax protect you to paying the lower of the two actual taxes.  A tax reimbursement calculation will be prepared as necessary along with your returns.

Any tax reimbursement or tax gross-up due to you will be made as soon as administratively possible after the amount is determined.  However, in no event will the tax payment be made after the later of:  (a) the end of the second tax year in which your related tax return is required to be filed for the year to which the compensation subject to the tax payment relates, or (b) the end of the second taxable year after your foreign tax return or payment is due.

4.3       Tax — Responsibility — Allowances

Unless otherwise noted in this letter, any allowances you receive will be provided to you on a net basis.

5.              VACATION ENTITLEMENT

5.1       Any leave earned in respect of your employment with the Ingredion Germany GmbH prior to your transfer should be taken before the start of your employment with the Company.  Such leave cannot be carried forward without the agreement of the Company, and payment in lieu of untaken leave will not be made.

5.2       During your employment with Ingredion, you will receive four weeks’ vacation entitlement.

5.3       In addition to basic entitlement, you are also eligible for any public holidays recognized by Ingredion, Incorporated, and two additional “floating” holidays.

6.              ACCOMMODATIONS AND TRANSPORTATION OF PERSONAL EFFECTS

6.1       The Company will cover the cost of air and ground transportation, hotel accommodations and other reasonable expenses for you and a guest for a period of up to 5 nights (per the Company travel policy) for a discovery and house hunting.

6.2       Upon transfer, and to assist you in resettlement, you will be provided two months temporary housing.

6.3       In lieu of sea shipment of your furniture or household goods, and to assist in your in transition, you will be eligible for $3,000 per month towards housing or for the rental or purchase of furnishing an apartment or home. This stipend will be provided during months 3 — 12 of your transition to the US.

6.4       The Company will pay reasonable expenses for transport of limited personal belongings and household effects, not to exceed 500 lbs (226.8 kg) air shipment.

You will be responsible for the costs of insuring your personal effects.

7.              RELOCATION ALLOWANCE

7.1       In the month of your transfer, you will be paid a one time net relocation allowance equivalent to USD 10,000, delivered by Aires relocation services.  It is paid to cover furnishings, electronics, and other indefinable expenses associated with your transfer and resettlement in the US.

7.2       No other relocation expenses, except where outlined elsewhere in this letter, will be paid.

8.              HOST COUNTRY CAR

Upon transfer, you will be provided with a leased car in accordance with the Executive car policy (MSRP value not to exceed $70,000 USD). Maintenance will be included in the terms of the lease agreement, and the Company will provide insurance on your leased vehicle. Fuel costs are expensed to the Company.

9.              INSURANCE AND OTHER EXECUTIVE BENEFITS

9.1       Upon transfer, you will participate in the Ingredion US medical benefit programs.

9.2       As an executive officer, you will be eligible for annual financial planning (up to $5,500/year). In addition, you will receive a comprehensive annual executive medical physical.

10.       VISA AND WORK PERMIT

The Company will assist you in obtaining a US visa and work permit for you and your spouse.

11.       REIMBURSEMENTS

Notwithstanding any provisions to the contrary in this Letter, and/or any of the other Schedules, any payments or reimbursements made to you in accordance with the terms of any and/or all of the Letters/Schedules shall be paid to the you as soon as administratively feasible after such payment or expense is earned or incurred, but in no event later than two and one-half (2 ½) months after the close of the calendar year during which such payment or expense was earned or incurred.

12.       LANGUAGE AND CULTURAL TRAINING

The Company will provide language and cultural training for you and eligible accompanying family members to assist with your integration into the new living and working environment. This may take place before or after the transfer date.